SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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QUALSTAR CORPORATION
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February 18, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Qualstar Corporation to be held on Tuesday, March 25, 2008, at Qualstar’s corporate headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063, beginning at 9:30 a.m. Pacific Time.

At this meeting you will be asked to elect six directors to serve a term of one year and to approve the appointment of Ernst & Young LLP to audit our financial statements for fiscal 2008.  We urge you to read the attached Notice of Annual Meeting and Proxy Statement, which contains detailed information about management’s nominees and other matters related to the Annual Meeting.  In addition to the formal business to be conducted, management will report on developments of the past year and respond to questions and comments of general interest to shareholders.

It is important that your shares be represented.  Therefore, even if you presently plan to attend the Annual Meeting, please complete, sign and date and promptly return the enclosed proxy card in the envelope provided.  If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

I look forward to seeing you at the Annual Meeting.

Sincerely,

William J. Gervais
Chief Executive Officer and President

QUALSTAR CORPORATION
3990-B Heritage Oak Court
Simi Valley, California 93063

___________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on March 25, 2008
__________________________________

NOTICE IS HEREBY GIVEN that Qualstar’s Annual Meeting of Shareholders (the “Annual Meeting”) will be held at Qualstar’s corporate headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063, on Tuesday, March 25, 2008, at 9:30 a.m. Pacific Time, for the following purposes:

1.	To elect six directors to serve one year terms expiring at the next Annual Meeting of Shareholders, or until their successors have been duly elected and qualified;

2.	To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2008; and

3.	To transact any other business as may properly come before the Annual Meeting and any adjournment thereof.

Shareholders of record at the close of business on February 11, 2008, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.  All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors

Richard A. Nelson
Secretary
Simi Valley, California
February 18, 2008

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

QUALSTAR CORPORATION
3990-B Heritage Oak Court
Simi Valley, California 93063

———————————
PROXY STATEMENT
———————————

ANNUAL MEETING OF SHAREHOLDERS
To be held on March 25, 2008

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Qualstar Corporation, a California corporation, for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, March 25, 2008, at 9:30 a.m. Pacific Time.  The Annual Meeting will be held at our corporate headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063.  This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about February 18, 2008.

Voting and Solicitation of Proxies

On February 11, 2008, the record date with respect to this solicitation, 12,253,117 shares of our common stock were outstanding.  No other securities are entitled to vote at the Annual Meeting.  Only shareholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.  Each shareholder of record is entitled to one vote for each share held as of the record date on all matters to come before the Annual Meeting and at any adjournment thereof.

Quorum.  The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.  We count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as well as broker non-votes for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business.

Vote Required.  The six director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors.  Accordingly, proxies marked “withhold authority” and broker non-votes will have no effect in determining which directors receive the highest number of votes.  The approval of any other matter that properly comes before the Annual Meeting will require the affirmative votes of a majority of the shares present or represented and entitled to be voted at the Annual Meeting.

The shares represented by all valid proxies received will be voted in accordance with the instructions specified therein.  Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of each of the director nominees named below, and FOR proposal 2.  As to any other business that may properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.  We presently do not know of any other business which will be presented for consideration at the Annual Meeting.

Solicitation.  Proxies for use at the Annual Meeting are being solicited by our Board of Directors.  Proxies will be solicited principally by mail.  If desirable, to ensure a quorum at the Annual Meeting, our officers, directors, agents and employees may contact shareholders, banks, brokerage houses and others, by telephone, facsimile or in person to request that proxies be furnished.  Qualstar will bear all expenses incurred in connection with this solicitation.  These costs include reimbursements to banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.  However, officers, directors and employees will not receive additional compensation for these services.

Revocability of Proxies

An executed proxy may be revoked at any time before its exercise by delivering to the Secretary of Qualstar a written notice of revocation or a duly executed proxy bearing a later date.  Prior to the date of the Annual Meeting, any notice of revocation or subsequent proxy must be delivered to our Secretary at 3990-B Heritage Oak Court, Simi Valley, California 93063, the principal executive office of Qualstar.  On the date of the Annual Meeting, such notice or subsequent proxy should be delivered in person at the Annual Meeting prior to the time of the vote.  Accordingly, the execution of the enclosed proxy will not affect a shareholder’s right to vote in person should such shareholder find it convenient to attend the Annual Meeting and desire to vote in person, so long as the shareholder has revoked his or her proxy prior to its exercise in accordance with these instructions.

ELECTION OF DIRECTORS

(Proposal 1)

In accordance with Qualstar’s bylaws, the number of directors constituting the Board of Directors is currently fixed at six.  All six directors are to be elected at the Annual Meeting and will hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and have qualified.  It is intended that the persons named in the enclosed proxy will, unless such authority is withheld, vote for the election of the six nominees proposed by the Board.  In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.  All of the nominees named below have consented to being named herein and to serve if elected.  The Board has no reason to believe that any of the nominees will be unable to serve.

The following table provides information regarding the nominees, their ages, the year in which each first became a director of Qualstar, their principal occupations or employment during the past five years, directorships held with other public companies, and other biographical data:

Name and Age	Business Experience During Last Five Years and Other Directorships

William J. Gervais (65)
William J. Gervais is a founder of Qualstar, has been our President and a director since our inception in 1984, and was elected Chief Executive Officer in January 2000.  From 1984 until January 2000, Mr. Gervais also served as our Chief Financial Officer.  From 1981 until 1984, Mr. Gervais was President of Northridge Design Associates, Inc., an engineering consulting firm.  Mr. Gervais was a co-founder, and served as Engineering Manager from 1976 until 1981, of Micropolis Corporation, a former manufacturer of hard disk drives.  Mr. Gervais earned a B.S. degree in Mechanical Engineering from California State Polytechnic University in 1967.

Richard A. Nelson (64)
Richard A. Nelson is a founder of Qualstar and has been our Vice President of Engineering, Secretary and a director since our inception in 1984.  From 1974 to 1984, Mr. Nelson was self employed as an engineering consultant specializing in microprocessor technology.  Mr. Nelson earned a B.S. in Electronic Engineering from California State Polytechnic University in 1966.

Stanley W. Corker (56)
Stanley W. Corker has served as a director of Qualstar since January 26, 2006.  Since 1996, Mr. Corker has been the Director of Technology Research and a partner of Emerald Asset Management, a diversified investment management firm.  Prior to joining Emerald Asset Management, Mr. Corker obtained over 20 years experience in the computer storage industry from key roles in engineering and marketing at several manufacturers of tape drives, and as an industry analyst with International Data Corporation (IDC).  Mr. Corker received a B.S. degree in Computer Science from the University of Essex, England in 1972, where he later conducted five years of postgraduate research in computer networking systems.

Carl W. Gromada (66)
Carl W. Gromada has served as a director of Qualstar since March 2005.  From 2000 to the present, Mr. Gromada has been a consultant and a private investor. From 1996 to 2000, Mr. Gromada served as Chief Executive Officer, and a member of the board of directors of Computer Resources Unlimited, Inc., a company involved in the design, manufacture and sale of a broad line of products for the computer storage industry.  Mr. Gromada received a B.S. degree in Business Administration from Temple University in 1965.

Robert A. Meyer (63)
Robert A. Meyer has served as a director of Qualstar since March 16, 2006.  Mr. Meyer is currently retired.  From 1994 until June 2005, Mr. Meyer was employed in various management positions by United States Filter Corporation, a company engaged in the water treatment industry serving industrial, commercial and residential customers.  His positions at United States Filter Corporation included Director of Finance, Business Development from 2000 to 2002, and Vice President of Internal Audit from 2003 until he retired in June 2005.  Mr. Meyer received a B.S. degree in Accounting from C.W. Post College in 1972, and he is a Certified Public Accountant.

Robert E. Rich (57)
Robert E. Rich has served as a director of Qualstar since January 2000.  Mr. Rich has been engaged in the private practice of law since 1975 and has been a shareholder of Stradling Yocca Carlson & Rauth, legal counsel to Qualstar, since 1984.  Mr. Rich received a B.A. degree in Economics from the University of California, Los Angeles in 1972 and his J.D. degree from the University of California, Los Angeles in 1975.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that all of our directors satisfy the current “independent director” standards established by rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), except for William J. Gervais, who is Chief Executive Officer and President of Qualstar, and Richard A. Nelson, who is Vice President Engineering and Secretary of Qualstar.  Each director serving on the Audit Committee of our Board also meets the more stringent independence requirements established by Securities and Exchange Commission rules applicable to audit committees.  Mr. Robert E. Rich, a member of our Board of Directors since January 2000, is a shareholder in the law firm of Stradling Yocca Carlson & Rauth, which has provided legal services to Qualstar since 1984.  Our Board has determined that no director has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.  There are no family relationships among any of the directors or executive officers of the Company.

Board of Directors and Committee Meetings

During the fiscal year ended June 30, 2007, our Board of Directors met 4 times and the committees of our Board held a total of 7 meetings.  Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board, if any, on which he served during fiscal 2007.

The independent directors meet in executive session on a regular basis without any management directors or employees present.

Although we have no formal policy requiring director attendance at annual meetings of shareholders, we schedule the annual meeting for a date that is convenient for all directors to attend.  All directors who were elected at the 2007 annual meeting of shareholders attended that meeting.

Committees of the Board

Our Board has two standing committees:  the Audit Committee and the Compensation Committee.

The Audit Committee is comprised solely of non-employee directors who satisfy current Nasdaq standards with respect to independence, financial expertise and experience.  The Audit Committee is currently comprised of Messrs. Corker, Gromada and Meyer, with Mr. Gromada serving as Chairman.  Our Board of Directors has determined that both Mr. Gromada and Mr. Meyer meet the Securities and Exchange Commission’s definition of “audit committee financial expert.”  The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements.  A copy of our Audit Committee Charter is available in the investors section of the Company’s website at www.Qualstar.com.

The Audit Committee held 6 meetings during fiscal 2007.  To ensure independence, the Audit Committee also meets separately with our independent public accountants and members of management.

The Compensation Committee is comprised solely of independent directors.  The Compensation Committee is currently comprised of Messrs. Corker, Gromada and Meyer, with Mr. Corker serving as Chairman.  The Compensation Committee reviews and recommends the salaries and bonuses of our executive officers, establishes compensation and incentive plans for our executive officers, and determines other fringe benefits.  The Compensation Committee held one meeting during fiscal 2007.

Processes and Procedures of the Compensation Committee.  Our chief executive officer, William J. Gervais, plays an important role in formulating the compensation program for our executive officers.  Mr. Gervais co-founded Qualstar in 1984, is the largest individual shareholder, and continues to serve full time as the Company’s Chief Executive Officer and President.  The Compensation Committee considers Mr. Gervais to be one of the most important employees of Qualstar, and highly values his insight and views on compensation matters.  Mr. Gervais makes recommendations to the Compensation Committee regarding base salary, cash bonuses, and awards of equity-based long-term compensation of the executive officers.  The Compensation Committee takes Mr. Gervais’ recommendations into account in determining the Committee’s own recommendations regarding cash compensation, which are then presented to the full Board for approval.

We do not have a nominating committee.  Instead, the Board, as a whole, identifies and screens candidates for membership on the Board.  A majority of our Board consists of independent directors.  Our Board also includes the two founders of Qualstar, William J. Gervais and Richard A. Nelson, who are still actively involved in the management of the Company and own, in the aggregate, more than 39% of the outstanding shares of our common stock.  Accordingly, we believe that it is important that the two founders participate in the selection of nominees to the Board and, therefore, we do not have a separate nominating committee.  All six nominees for election to the Board at the Annual meeting are incumbent directors.

We do not have a formal written charter regarding the nomination process, and no specific minimum qualifications for director nominees have been established.  In general, however, persons considered for nomination to the Board must have demonstrated outstanding achievement, integrity and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the Company and our shareholders, and must be willing and able to devote the necessary time for Board service.  To comply with regulatory requirements, a majority of Board members must qualify as independent directors under Nasdaq rules, and at least one Board member must qualify as an “audit committee financial expert” under SEC rules.  The Board considers potential candidates recommended by current directors, company officers, employees and others, although no procedure has been established for shareholders to recommend candidates to be considered as director nominees.

Shareholder Communications with the Board

Shareholders wishing to communicate with the Board of Directors or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to:  Attention: Corporate Secretary, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063.  The envelope should indicate that it contains a shareholder communication.  All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our chief executive officer, chief financial officer, controller and persons performing similar functions.  A copy of the Code of Business Conduct and Ethics is available in the investors section of the Company’s website at www.Qualstar.com, and a copy also may be obtained at no charge by written request to the attention of the Corporate Secretary at 3990-B Heritage Oak Court, Simi Valley, California 93063.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Qualstar’s directors and executive officers, and persons who own more than ten percent of Qualstar’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Qualstar with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required during the fiscal year ended June 30, 2007, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 11, 2008 for:

•	each person (or group of affiliated persons) who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees for election to the Board;

•	each of the named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  Except as indicated by footnote, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable.  The percentage of shares beneficially owned is based on 12,253,117 shares of common stock outstanding as of February 11, 2008.  Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 11, 2008, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  The address for those individuals for which an address is not otherwise indicated is: c/o Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063.

	Common	Options Exercisable Within 60	Beneficial Ownership
Name	Shares Owned	Days (1)	Number	Percent

William J. Gervais	2,938,550	—	2,938,550	24.0%
Richard A. Nelson	1,906,560	—	1,906,560	15.6%
Wells Capital Management Inc.(2) 525 Market Street, 10th Floor San Francisco, CA 94105	1,496,698	—	1,496,698	12.2%
Microcapital LLC (3) 623 Fifth Avenue, Suite 2502 New York, NY 10022	1,069,754	—	1,069,754	8.7%
Stanley W. Corker	3,940	6,000	9,940	*
Carl Gromada	48,271	6,000	54,271	*
Robert A. Meyer	—	6,000	6,000	*
Robert E. Rich	131,400	6,000	137,400	1.1%
Robert K. Covey	48,280	20,000	68,280	*
Andrew A. Farina	—	12,500	12,500	*
David L. Griffith	—	80,000	80,000	*
Robert C. King	—	37,500	37,500	*
Frederic T. Boyer (4)	—	—	—	*
All directors and officers as a group (11 persons)	5,077,001	174,000	5,251,001	42.3%

*Less than 1.0%

(1)	Represents shares that may be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of February 11, 2008.

(2)
Based on information contained in reports filed with the Securities and Exchange Commission, Wells Fargo & Company, as the parent holding company of Wells Capital Management Incorporated, an investment adviser, beneficially owns 1,496,698 shares as of December 31, 2007.

(3)	Based on information contained in reports filed with the Securities and Exchange Commission, Microcapital LLC beneficially owns 1,1,069,754 shares as of September 30, 2007.

(4)	Frederic T. Boyer resigned as Chief Financial Officer and as an employee effective as of August 18, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers who were serving as executive officers of Qualstar at June 30, 2007.  These individuals are identified in the Summary Compensation Table and other compensation tables that follow this section, and are referred to throughout this report as our “named executive officers.”

Executive Compensation Program Objectives

Our executive compensation program is intended to fulfill three primary objectives:  first, to attract and retain qualified executives required for the success of our business; second, to reward these executives for financial and operating performance; and third, to align their interests with those of our stockholders to create long-term stockholder value.  The principal elements of the compensation program for our named executives include base salary, cash bonus, and long-term incentives in the form of stock options.

Executive Officer Compensation Elements

Base Salaries

Our Board of Directors, upon the recommendation of the Compensation Committee, establishes base salaries for our executive officers.  The Compensation Committee considers compensation paid by companies comparable in size to Qualstar, the experience level and past performance of the individual executives, as well as the revenues and profitability of Qualstar.  Our goal is to provide base salaries that are fair and competitive, but not excessive.

The table below shows the base salary established for each of our named executive officers for fiscal years 2007 and 2008, and the percentage increase compared to the prior fiscal year.  Salary adjustments generally take effect in October of each year, so the amounts shown below may not be exactly the same as those shown in the Fiscal 2007 Summary Compensation Table.

Name and Principal Position	Fiscal 2007 Base Salary		Percent Increase versus Fiscal 2006 Base Salary	Fiscal 2008 Base Salary		Percent Increase versus Fiscal 2007 Base Salary
William J. Gervais Chief Executive Officer and President	$195,000		5.4%	$195,000		─
Andrew A. Farina (1) Vice President and Chief Financial Officer	$165,000		(1)	$170,000		3.0%
Richard A. Nelson Vice President of Engineering	$170,000		16.4%	$170,000		─
Robert K. Covey Vice President of Marketing	$172,000		3.0%	$172,000		─
Robert C. King Vice President of Sales	$171,000	(2)	3.0%	$171,000	(2)	─
__________

(1)	Mr. Farina’s employment commenced on November 27, 2006.

(2)	The amounts shown for Mr. King includes an allowance of $6,000 per year for automobile expenses.

Cash Bonuses

Historically, each year the Board of Directors, upon the recommendation of the Compensation Committee, has established a cash bonus plan for executive officers based on Qualstar achieving stated levels of consolidated revenue and pre-tax profits for the fiscal year, excluding the effects of acquisitions, if any, made during the fiscal year.  Under the bonus plan established for the fiscal year ended June 30, 2007, the potential cash bonuses for all executive officers other than the Vice President of Sales were as follows:  (1) from 0% of base salary if consolidated revenue for the fiscal year ending June 30, 2007 was less than $22 million, to a maximum of 20% of base salary if consolidated revenue was more than $38 million; plus (2) an additional amount ranging from 0% of base salary if the Company was not profitable for the fiscal year ending June 30, 2007, to a maximum of 20% of base salary if consolidated pre-tax profits were more than 19% of consolidated revenue for the fiscal year.  For the Vice President of Sales, the potential cash bonus for the fiscal year ended June 30, 2007 was as follows:  (1) from $3,000 if consolidated revenue, excluding revenue from sales of power supplies, was $20 million, up to $75,000 if consolidated revenue, excluding revenue from sales of power supplies, was $35 million; plus (2) an additional amount ranging from 0% of base salary if consolidated pre-tax profits, including profits from sales of power supplies, were less than 5% of consolidated revenue for the fiscal year ending June 30, 2007, to a maximum of 15% of base salary if consolidated pre-tax profits, including profits from sales of power supplies, were more than 19% of consolidated revenue for the fiscal year.

The Company’s Board of Directors reserves the right to modify the bonus plan from time to time, and to pay discretionary cash bonuses, if deemed appropriate.  Because Qualstar achieved revenues of only $21.7 million (including revenues from power supplies) and a net loss of $1.4 million in fiscal 2007, no executive officer earned a cash bonus under the plan described above.  However, based on the individual performance of our Vice President of Sales, the Board awarded him a discretionary cash bonus of $14,000 for fiscal 2007.

The Board of Directors has not yet defined a bonus plan for executive officers for fiscal 2008.

Equity-Based Compensation

We use stock option grants as a form of long-term compensation.  For the past several years, however, our stock generally has not been actively traded and the price per share has declined or stayed within a relatively narrow range.  Consequently, stock options have not provided significant compensation in recent years.

Under our 1998 Stock Incentive Plan, the exercise price of stock options must be no less than the closing price of our common stock on the date of grant.  It is our policy to grant stock options only at duly held meetings of our Board of Directors, with an exercise price equal to the closing price of our common stock on the date of the Board meeting.

Compensation of our Named Executive Officers

The amount of each component of compensation established for the named executive officers is based on a number of factors.  These factors include company performance, individual performance, compensation paid by companies comparable in size to Qualstar, the recommendations of our Chief Executive Officer, William J. Gervais, and a review of the prior compensation history of each executive officer.  Some of these factors are discussed above.  Other factors applicable to each named executive officer are discussed below.

Mr. Gervais and Mr. Nelson co-founded Qualstar in 1984 and they continue to serve Qualstar full time as executive officers.  The Compensation Committee considers both Mr. Gervais and Mr. Nelson to be largely responsible for the success the Company has achieved, and to be two of our most important employees.  However, Mr. Gervais and Mr. Nelson have requested that their base salaries be maintained at levels the Compensation Committee considers to be relatively low.  The reasons for this include their belief that in the long term their individual equity ownership of Qualstar potentially will provide greater financial returns than current compensation. For the same reason, they have never requested nor accepted stock option awards.

Mr. Farina has been an employee of Qualstar since November 27, 2006 and our Chief Financial Officer since December 14, 2006.  His starting base salary was $165,000 per year, and upon appointment as an officer, the Board awarded him a stock option for 50,000 shares of our common stock.  On August 30, 2007, the Board approved an increase in his base salary to $170,000 to bring his compensation more in line with amounts paid to chief financial officers at public companies of a size similar to Qualstar.

Mr. Covey and Mr. King each received a modest 3.0% increase in his base salary for fiscal year 2007.  Mr. King also received a stock option grant for 50,000 shares in fiscal 2007 in recognition of his efforts in launching our new XLS family of enterprise class tape libraries.

Other than as described above for Mr. Farina, no executive officer received a raise for fiscal 2008 due to the below-plan financial performance of Qualstar during fiscal 2007.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only to the extent total compensation does not exceed $1.0 million during any fiscal year or if it is “performance-based” under Section 162(m).  The total compensation earned by our executive officers has always been less than $1.0 million and, consequently, the limitations imposed by Section 162(m) have not been a factor.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and has discussed its contents with Qualstar’s management and the Board of Directors. Based on the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Submitted by the members of the Compensation Committee
Stanley W. Corker (Chairman)
Carl W. Gromada
Robert A. Meyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Board of Directors has a standing Compensation Committee.  The members of this committee during the fiscal year ended June 30, 2007 and presently are Stanley W. Corker, Carl W. Gromada and Robert A. Meyer.  No executive officer of Qualstar serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors.  No member of the Compensation Committee is, or ever has been, an employee or officer of Qualstar.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned during the fiscal year ended June 30, 2007 by our principal executive officer, each person who served as our principal financial officer during the fiscal year, and our three other most highly compensated executive officers who were serving as executive officers at June 30, 2007.  These officers are referred to in this report as the “named executive officers.”

Fiscal 2007 Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (1) ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
William J. Gervais Chief Executive Officer and President	2007	$193,000	$—	$—	$3,868	$196,868
Andrew A. Farina (4) Vice President and Chief Financial Officer	2007	92,000	—	6,017	286	98,303
Richard A. Nelson Vice President of Engineering	2007	164,000	—	—	6,545	170,545
Robert K. Covey Vice President of Marketing	2007	171,000	—	—	3,962	174,962
Robert C. King Vice President of Sales	2007	169,000	14,000	21,894	5,724	210,618
Frederic T. Boyer (5) Vice President and Chief Financial Officer	2007	42,000	—	(30,146)	2,866	14,720

(1)
The amounts shown in these columns reflect salary and bonuses earned by the named executive officers during fiscal year 2007 and include amounts which the executives elected to defer, on a discretionary basis, pursuant to Qualstar’s 401(k) savings plan.

(2)
The amounts shown in this column represent the compensation expense recognized by Qualstar in fiscal year 2007 for financial statement reporting purposes with respect to the fair value of stock options granted during fiscal 2007 and in prior fiscal years.  The compensation expense is computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the named executive officers.  Stock options granted to the named executive officers vest over four years at the rate of 25% of the shares as of each anniversary of the date of grant.  As a result of Mr. Boyer’s resignation as of August 18, 2006, he forfeited stock options for 100,000 shares.  The compensation expense with respect to Mr. Boyer’s options that vested in fiscal 2007, less the reversal of amounts previously accrued relating to his forfeited options, resulted in a net credit of $30,146 recognized by Qualstar in fiscal 2007.  This amount is included in the table above.  Pursuant to SEC rules, the dollar amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.  Under SFAS 123R, the fair value of stock options is calculated using the closing price of Qualstar common stock on the date of grant. For additional information regarding the calculation of the fair value of stock options, refer to note 7 of the Qualstar financial statements included in Item 8 of this report.

(3)	The amounts shown above under “All Other Compensation” represent matching contributions under our 401(k) plan, and premiums for disability and life insurance.

(4)	Mr. Farina’s employment commenced as of November 27, 2006

(5)	Mr. Boyer resigned effective as of August 18, 2006.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards to each named executive officer during the year ended June 30, 2007 under our equity incentive plan.

Grants of Plan-Based Awards in Fiscal Year 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (2) ($)
William J. Gervais	—	—	—	—
Andrew A. Farina	12/14/2006	50,000	$2.88	$56,152
Richard A. Nelson	—	—	—	—
Robert K. Covey	—	—	—	—
Robert C. King	12/14/2006	50,000	2.88	56,152
Frederic T. Boyer	—	—	—	—

(1)
The amounts shown in this column represent the number of shares of common stock underlying stock options granted in fiscal year 2007 to each named executive officer.  Stock options granted to the named executive officers vest over four years at the rate of 25% of the number of shares as of each anniversary of the date of grant, provided that the executive is still employed by Qualstar on the vesting date.

(2)
The amounts shown in this column represent the full grant date fair value of stock options granted in fiscal year 2007, computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the named executive officers.  Under SFAS 123R, the grant date fair value of stock options is calculated using the closing price of Qualstar common stock on the date of grant.  This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period.  The amount recognized as compensation expense in fiscal 2007 is included in the Summary Compensation Table above in the column headed “Option Awards.”  For additional information regarding the calculation of the grant date fair value of stock options, refer to note 7 of the Qualstar financial statements included in Item 8 of its annual report on Form 10-K for the fiscal year ended June 30, 2007, as filed with the Securities and Exchange Commission.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each named executive officer as of June 30, 2007, including the number of unexercised vested and unvested stock options. The vesting schedule for each grant is shown following this table.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable (1)	($)	Date
William J. Gervais	—	—	—	—
Andrew A. Farina	—	50,000	$2.88	12/14/2016
Richard A. Nelson	—	—	—	—
Robert K. Covey	20,000	—	5.94	01/03/2012
Robert C. King	25,000	25,000	3.71	06/15/2015
	—	50,000	2.88	12/14/2016
Frederic T. Boyer (2)	—	—	—	—
______________

(1)
Stock options granted to the named executive officers vest over four years at the rate of 25% of the options as of each anniversary of the date of grant, provided that the executive is still employed by Qualstar on the vesting date.  The amounts shown in this column represent the remaining unvested portion of each option grant.

(2)	Frederic T. Boyer resigned effective as of August 18, 2006.

Option Exercises

The table below sets forth information for each named executive officer regarding the exercise of stock options during the fiscal year ended June 30, 2007, including the aggregate value realized upon exercise before payment of any applicable withholding taxes.

Option Exercises in Fiscal Year 2007

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
William J. Gervais	—	—
Andrew A. Farina	—	—
Richard A. Nelson	—	—
Robert K. Covey	—	—
Robert C. King	—	—
Frederic T. Boyer	—	—

(1)
The value realized on exercise of option awards represents the market price per share of common stock on the date of exercise, less the stock option exercise price per share, multiplied by the number of stock options exercised.

Director Compensation

Each of our non-employee directors receives cash fees and equity-based awards as compensation for his service on the Board of Directors and the committees of the Board on which he is a member.  The table below sets forth cash compensation earned by each non-employee director, and share-based compensation expense recognized by us for each non-employee director, during the fiscal year ended June 30, 2007.  All compensation earned by Mr. Gervais and Mr. Nelson is reported in the Summary Compensation Table above and has been excluded from the table below.

Fiscal Year 2007 Director Compensation Table

	Fees Earned or	Option
Name	Paid in Cash (1) ($)	Awards (2)(3) ($)	Total ($)
Stanley W. Corker	$19,250	$5,760	$25,010
Carl W. Gromada	19,250	5,760	25,010
Robert A. Meyer	17,500	5,760	23,260
Robert E. Rich	11,250	5,760	17,010

(1)
The amounts shown in this column represent the amount of cash compensation earned in fiscal year 2007 for service on the Board of Directors and any committees of the Board on which the director was a member in fiscal 2007.

(2)
The amounts shown in this column represent the compensation expense recognized by Qualstar in fiscal year 2007 for financial statement reporting purposes with respect to the fair value of stock options granted in prior fiscal years.  No stock options were granted to our directors during fiscal 2007.  The compensation expense is computed in accordance with SFAS 123R, and does not necessarily correspond to the actual value that will be realized by the directors.  Stock options granted to our directors vest over four years at the rate of 25% of the shares as of each anniversary of the date of grant.  Pursuant to SEC rules, the dollar amounts shown in the table exclude the impact of estimated forfeitures related to service-based vesting conditions.  Under SFAS 123R, the fair value of stock options is calculated using the closing price of Qualstar common stock on the date of grant. For additional information regarding the calculation of the fair value of stock options, refer to note 7 of the Qualstar financial statements included in Item 8 of this report.

(3)	As of June 30, 2007, each of our non-employee directors named in the above table held unexercised stock options for 24,000 shares of our common stock.

Each of our non-employee directors receives $2,000 per quarter plus $1,000 for each Board meeting attended as compensation for his service on the Board, and is reimbursed for expenses incurred in connection with attendance at meetings of the Board and any committees on which he serves. Directors who serve on the Audit Committee of our Board receive an additional fee of $1,000 per quarter plus an attendance fee of $500 per meeting if the Audit Committee meeting is held in conjunction with a meeting of the full Board, and $1,000 per meeting if held on a day when the full Board does not meet. Directors who serve on the Compensation Committee of our Board receive an additional fee of $500 for attending meetings of that committee that are held on a day when the full Board does not meet. An attendance fee of $250 per meeting is paid for telephonic meetings of the full Board or of a committee on which a director is a member. No fees are paid for service on the Board to directors who are employees of Qualstar.

Directors are eligible to receive stock options under our 1998 Stock Incentive Plan.  However, no stock options were granted to our non-employee directors during the fiscal year ended June 30, 2007.

Potential Benefits Upon or Following a Change in Control

Stock options granted under our 1998 Stock Incentive Plan provide that upon certain circumstances in the event of or following a change in control of Qualstar, the unvested portion of such stock options will accelerate and become immediately vested in full.  In general, a change in control is deemed to occur if we were to sell substantially all of our assets or if Qualstar were to merge into, consolidate with or enter into a reorganization with another entity in a transaction in which Qualstar is not the surviving corporation.

If a change in control occurs and the acquiring entity does not assume and continue the employee’s rights under the unvested stock options, then all unvested stock options will accelerate and vest in full upon the occurrence of the change in control.  If the acquiring entity does assume the employee’s rights under the unvested stock options, but the employee’s employment subsequently is terminated without cause, or if the employee resigns for good reason after the change in control, then all unvested stock options held by the employee would accelerate and vest in full as of the date of termination.

The reasons for which an employee may voluntarily resign and trigger acceleration of vesting include a change in the employee’s position which materially reduces his or her duties and responsibilities or the level of management to which the employee reports, a reduction in the employee’s level of compensation and benefits by more than 15 percent, or a relocation of employee’s principal place of employment by more than 30 miles without his or her consent.

The table below sets forth information regarding the estimated amounts that each named executive officer would have realized in the event that a change in control of Qualstar had occurred and all of his unvested stock options had accelerated and become immediately vested in full as of June 29, 2007.

Estimated Benefits at 2007 Fiscal Year End in the Event of a Change in Control

Name	Option Awards (1)
William J. Gervais	—
Andrew A. Farina	$38,500
Richard A. Nelson	—
Robert K. Covey	—
Robert C. King	$38,500
Frederic T. Boyer	—

(1)
The amounts in this column represent the aggregate gain each named executive officer would have realized if all unvested stock options granted under the 1998 Stock Incentive Plan that were held by him on June 29, 2007 accelerated and became immediately vested in full on that date.  The amount of gain was calculated based on the difference between the exercise price of each unvested option and the closing price of our common stock on that date, which was $3.65 per share.

Transactions with Related Persons

There are no relationships or transactions involving any of our directors or executive officers for which disclosure is required under the rules of the Securities and Exchange Commission.

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing any proposed transaction with any related person which involves a potential conflict of interest or for which approval is required under applicable Securities and Exchange Commission and Nasdaq rules.  Currently, this review and approval requirement applies to any transaction to which Qualstar will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).

In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review.  Approval of a transaction with a related person requires the affirmative vote of a majority of the members of the Audit Committee or of a majority of the members of the full Board of Directors.  If the related person transaction involves a member or members of the Board, approval requires a majority vote of the directors who do not have a financial interest in the transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is submitted by the current Audit Committee members who served on the committee during the fiscal year ended June 30, 2007.

The Audit Committee of the Board of Directors is composed solely of non-employee directors who satisfy the current Nasdaq requirements with respect to independence, financial expertise and experience.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available in the investors section of the Company’s website at www.Qualstar.com.

The role of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors.  Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls.  The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee:  (a) has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditors, the audited financial statements for the fiscal year ended June 30, 2007; (b) has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (c) has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with them their independence from the Company and its management; (d) has considered whether the independent auditors’ provision of non-audit services is compatible with maintaining their independence; and (e) has discussed with management and the independent auditors the adequacy of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing.  In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors.  As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Carl W. Gromada (Chairman)
Stanley W. Corker
Robert A. Meyer

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm to audit Qualstar’s financial statements for the fiscal year ending June 30, 2008.  We have employed Ernst & Young LLP in this capacity since 1985.  If the shareholders do not approve this appointment, the Audit Committee will consider other independent registered public accounting firms.

Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Independent Accounts.  The aggregate fees billed by Ernst & Young LLP, independent accountants, for professional services rendered to Qualstar during the fiscal years ended June 30, 2006 and fiscal 2007 were comprised of the following:

	Fiscal 2006	Fiscal 2007
Audit Fees	$156,653	$189,400
Audit-related fees	9,457	2,784
Tax fees	78,235	87,637
All other fees	—	—
Total fees	$244,345	$279,821

Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years.

Audit-related fees in fiscal 2006 and 2007 were primarily for general assistance in connection with the implementation of procedures required to comply with rules and regulations promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Tax fees related primarily to tax compliance and advisory services, and the preparation of federal and state tax returns for each year.  Tax fees for fiscal 2006 and 2007 also include professional services related to government audits of our federal and state tax returns.

Audit Committee Pre-Approval Policies and Procedures.  Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent accountants in accordance with applicable Securities and Exchange Commission rules. The Audit Committee adopted a written pre-approval policy on June 25, 2003, and all services performed by Ernst & Young in connection with engagements subsequent to June 25, 2003 were pre-approved in accordance with the Audit Committee’s pre-approval policy. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent accountants and management periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with these pre-approvals, and the fees for the services performed to date.

SHAREHOLDER PROPOSALS

Proposals to be Included in Our Proxy Statement

A shareholder who wishes to have a proposal considered for inclusion in our proxy statement for action at the next Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  The proposal must be in writing and be received by the Secretary of Qualstar at our principal place of business no later than October 21, 2008.

Advance Notice Procedures

If a shareholder desires to have a proposal acted upon at the next Annual Meeting of Shareholders that is not included in our proxy statement in accordance with SEC Rule 14a-8, or if a shareholder desires to nominate someone for election to our Board of Directors, the shareholder must follow the procedures outlined in our bylaws.  Our bylaws provide that in order for a shareholder proposal to be considered at an annual meeting of shareholders, written notice of the proposal must be received by the Secretary of Qualstar generally not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws, including a description of the proposal and any material interest of the shareholder relating to such proposal.

In order to nominate someone for election to our Board of Directors at an annual meeting of shareholders, written notice of the proposed nomination must be received by the Secretary of Qualstar not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws regarding the shareholder and the nominee, as well as information required to be included in a proxy statement by SEC rules and regulations.

Accordingly, in order for a shareholder proposal or nomination to be considered at the next Annual Meeting of Shareholders, a written notice of the proposal or the nomination, which includes the information required by our bylaws, must be received by the Secretary of Qualstar between December 25, 2008 and January 24, 2009.

A copy of the full text of the bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of Qualstar at our principal place of business.

February 18, 2008	By Order of the Board of Directors

Richard A. Nelson
Secretary

PROXY
QUALSTAR CORPORATION
3990-B Heritage Oak Court
Simi Valley, California 93063

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QUALSTAR CORPORATION.

The undersigned hereby appoints William J. Gervais and Richard A. Nelson, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of QUALSTAR CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Qualstar’s corporate headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063, on March 25, 2008, at 9:30 a.m. Pacific Time, and at any and all adjournments or postponements thereof, as follows:

1.	Election of Directors:
☐	FOR	☐	WITHHOLD AUTHORITY
	all nominees listed below (except		to vote for all nominees listed below
as indicated to the contrary below)

William J. Gervais, Richard A. Nelson, Stanley W. Corker, Carl W. Gromada, Robert A. Meyer and Robert E. Rich

2.           To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit Qualstar’s financial statements for the fiscal year ending June 30, 2008.

 (INSTRUCTIONS:  To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

This Proxy when properly executed will be voted in the manner directed above.  If no direction is given, this Proxy will be voted FOR the election of the nominees listed above and FOR proposal 2.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

(continued from reverse side)

This Proxy confers discretionary authority to vote on any other matters as may properly come before the meeting.  The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated February 18, 2008.

Dated:

Signature

Signature if held jointly

Please date this Proxy and sign it exactly as your name or names appear hereon.  When shares are held by two or more persons, both should sign.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer.  If shares are held by a partnership, please sign in partnership name by an authorized person.

Please mark, sign, date and return this Proxy promptly using the enclosed envelope.  If your address is incorrectly shown, please print changes.